EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of National Holdings Corporation and Subsidiaries on Form S-4 of our report dated November 30, 2007, with respect to our audits of the consolidated financial statements of National Holdings Corporation and Subsidiaries as of September 30, 2007 and 2006 and for the years ended September 30, 2007, 2006 and 2005 appearing in the Annual Report on Form 10-K of National Holdings Corporation and Subsidiaries for the year ended December 30, 2007. We also consent to the reference to our firm under the heading “Experts” in such Prospectus

/s/ Marcum & Kliegman llp

Marcum & Kliegman llp
New York, New York
April 16, 2008